[SODEXHO MARRIOTT SERVICES, INC. COMPANY LOGO]


    FOR IMMEDIATE RELEASE


    SODEXHO MARRIOTT NAMES NEW
    CHIEF FINANCIAL OFFICER

                  Gaithersburg, Md., February 15, 2000--Sodexho Marriott Services (SDH-NYSE) today announced that John Bush has been appointed Senior Vice President and Chief Financial Officer, filling a vacancy created in December of 1999. Since 1995, Bush has served as Senior Vice President, Finance and Planning for the Sodexho Marriott Services Education division in Orlando, Fl., which represents $1.2 billion in sales.
         "John has an impressive combination of credentials," said Michel Landel, president and CEO of Sodexho Marriott Services. "He is a respected leader within Sodexho Marriott Services and is a good strategic thinker. John possesses a strong financial and information systems background and has an excellent record of improved financial results. Further, John has actual operational experience in our business."
         Prior to his current position, Bush served in various operating and financial roles in the Company. He began his career with the Company in 1976 in operations at Illinois Wesleyan University in Bloomington, Ill.
         Bush has a MBA in Finance and Marketing from the Keller Graduate School of Management, Chicago, Ill. and a BA from Hope College in Holland, Mich.

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         Sodexho Marriott Services,  Inc.  (NYSE-SDH) is the largest provider of outsourced food and facilities management in North America, with $4.5 billion in annual sales. Sodexho Marriott Services offers a variety of innovative outsourcing solutions, including food services, housekeeping, grounds keeping, plant operations and maintenance, asset and materials management, and laundry to the corporate, health care, education and remote site markets. The Company is the 57th largest employer in North America with 103,000 employees and its headquarters is located at 9801 Washingtonian Boulevard, Gaithersburg, Md. 20878.

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    CONTACT:      Kathy Boyle
                  (301) 987-4330
                  email: kboyle@sodexhomarriott.com